Exhibit 99.1

LaserCard Corporation

NEWS RELEASE

FOR FURTHER INFORMATION:

STEVEN G. LARSON, VP FINANCE

(650) 969-7277

or

ELLEN BROOK INVESTOR RELATIONS

(650) 470-0200

LaserCard Corporation Announces Fiscal Third Quarter Estimates

MOUNTAIN VIEW, Calif.—Jan. 10, 2005—LaserCard Corporation (Nasdaq:LCRD) today announced that it estimates its revenues for its fiscal 2005 third quarter ended December 31 to be in the range of $6.0 to $6.2 million and its loss per share for the quarter to be in the range of $0.24 to $0.27. In the prior quarter, revenues were $7.8 million and loss per share was $0.13. Third quarter results were primarily impacted by lower revenue in the optical memory segment. The Company will provide further information in its earnings call early in February.

About LaserCard Corporation

LaserCard Corporation (www.lasercard.com) manufactures and markets LaserCard(R) optical memory cards, chip-ready Smart/Optical(TM) cards and other advanced-technology secure identification cards. The company, headquartered in Mountain View, Calif., has sold over 25 million secure ID cards to meet the demanding requirements for border security, digital governance, and national identification in countries around the world, including the United States, Canada, Italy and India. In addition, the Company manufactures optical card read/write drives and develops optical card system software, card-related data systems and peripherals. The Company operates two wholly owned German subsidiaries: Challenge Card Design Plastikkarten GmbH, which manufactures advanced-technology cards; and cards & more GmbH, which markets cards, system solutions, and card personalization printers.

Forward Looking Statement Disclaimer

All statements contained in this press release that are not historical facts are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as will, intends, expects, plans, believes, anticipates, and estimates. Forward-looking statements made in this release include our estimated third quarter revenues and earnings per share. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to, our not discovering any unexpected expenses or revenue recognition issues as we close the books for the quarter, our confirmation of the accounting at our German subsidiaries, and there being no change in our assessment of our reserves for product returns and obsolete inventory as well as other risk factors detailed in the company’s Form 8K, 10K, 10Q, and other filings with the Securities and Exchange Commission. Due to these and other risks, the company’s future actual results could differ materially from those discussed above. These forward-looking statements speak only as of the date of this release, and, except as required by law, we undertake no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.